EXHIBIT 99

                               FOR IMMEDIATE RELEASE


                MEDIA CONTACT:                       INVESTOR CONTACT:
                Alan Marks                           Pamela Catlett
                503.671.4235                         503.671.4589


             NIKE REPORTS FIRST QUARTER EARNINGS PER SHARE OF $1.47


                       Worldwide futures orders up 6 percent


BEAVERTON, Ore. (September 21, 2006) - NIKE, Inc. (NYSE:NKE) today reported financial results for the first quarter, ended August 31, 2006. Revenue grew 9 percent to $4.2 billion, compared to $3.9 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 2 percentage points for the quarter. First quarter net income declined 13 percent to $377.2 million, compared to $432.3 million in the prior year and diluted earnings per share declined 9 percent to $1.47, versus $1.61 last year. Results for the first quarter included a $40.8 million expense, net of taxes, related to the expensing of stock options, which reduced diluted earnings per share by $0.16. Excluding stock option expense first quarter net income declined 3 percent and diluted earnings per share increased 1 percent to $1.63.

Mark Parker, Nike, Inc. President and Chief Executive Officer, said, "We're off to a strong start. While making major brand investments to drive key markets and implementing new accounting rules to include stock option expenses, we continued to deliver strong top line growth and laid the foundation for another successful year.

"We are confident in the year ahead, the fundamental strength of our business and our brands. We continue to deliver breakthrough innovations, like our global soccer initiative, Joga Bonito, and our Nike+ product concept. We also see significant momentum across our brand portfolio with strong performances from Converse, Brand Jordan and Nike Golf. "*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from September 2006 through January 2007, totaling $5.2 billion, 6 percent higher than such orders reported for the same period last year. Changes in currency exchange rates did not significantly impact this growth.*

By region, futures orders for the U.S. increased 8 percent; Europe (which includes the Middle East and Africa) increased 2 percent; Asia Pacific grew 11 percent; and the Americas declined 4 percent. Changes in currency exchange rates increased the reported futures orders growth in Europe by 1 percentage point. Changes in currency exchange rates increased reported futures orders growth in Asia Pacific by 1 percentage point. In the Americas region changes in currency exchange rates decreased reported futures growth by 5 percentage points.*


Regional Highlights

U.S.
During the first quarter, U.S. revenues increased 6 percent to $1.6 billion versus $1.5 billion for the first quarter of fiscal 2006. U.S. athletic footwear revenues increased 6 percent to $1.1 billion. Apparel revenues increased 9 percent to $431.5 million. Equipment revenues declined 1 percent to $91.3 million. U.S. pre-tax income declined 2 percent to $338.9 million.

Europe
First quarter revenues for the European region grew 4 percent to $1.3 billion from $1.2 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 3 percentage points. Footwear revenues were $679.5 million, down 1 percent from $685.1 million last year. Apparel revenues increased 12 percent to $487.0 million and equipment revenues increased 7 percent to $104.4 million. Pre-tax income declined 8 percent to $302.5 million.

Asia Pacific
In the first quarter revenues in the Asia Pacific region grew 13 percent to $518.4 million compared to $459.6 million a year ago. Changes in currency exchange rates did not have a significant impact on revenue growth. Footwear revenues were up 12 percent to $266.0 million, apparel revenues increased 14 percent to $200.9 million and equipment revenues grew 13 percent to $51.5 million. Pre-tax income increased 8 percent to $98.9 million.

Americas
Revenues in the Americas region increased 13 percent to $242.5 million, an improvement from $213.7 million in the first quarter of fiscal 2006. Currency exchange rates contributed 3 percentage points to this growth rate. Footwear revenues were up 10 percent to $172.3 million, apparel revenues increased 26 percent to $51.2 million and equipment revenues grew 18 percent to $19.0 million. Pre-tax income was up 9 percent to $48.4 million.

Other Businesses
For the first quarter, Other business revenues, which include Converse Inc., NIKE Golf, NIKE Bauer Hockey Inc., Cole Haan Holdings Incorporated, Hurley International LLC and Exeter Brands Group LLC, grew 21 percent to $560.4 million from $462.3 million last year. Pre-tax income increased 120 percent to $87.9 million for the quarter.

During the first quarter the Company settled a previously disclosed arbitration ruling involving Converse and a former South American licensee. The final settlement was lower than the accrual, which resulted in a $14.2 million benefit to Other business pretax income and increased the Company's diluted earnings per share for the first quarter by $0.03.

Income Statement Review

Gross margins were 44.1 percent compared to 45.3 percent last year for the first quarter. Selling and administrative expenses were 30.8 percent of first quarter revenues, compared to 28.6 percent last year. The effective tax rate for the first quarter was 34.5 percent.


Balance Sheet Review

At quarter end, global inventories stood at $2.1 billion, an increase of 15 percent from August 31, 2005. Cash and short-term investments were $1.7 billion at the end of the quarter, compared to $1.9 billion last year.

Share Repurchase

During the first quarter, the Company purchased a total of 6,027,300 shares for approximately $476.7 million. During the quarter the Company completed its previous four-year $1.5 billion share repurchase program approved by the Board of Directors in June 2004 and started repurchasing shares under the Company's new four-year $3 billion share repurchase program approved by the Board of Directors in June 2006. As of the end of the first quarter the Company had purchased 4,018,576 shares for approximately $314.1 million under the new plan.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; NIKE Bauer Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan Holdings Incorporated, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.

NIKE's earnings releases and other financial information are available on the Internet at www.nikebiz.com/invest.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.


                           (Tables Follow)



                   NIKE, INC. CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE QUARTER ENDED AUGUST 31, 2006
                       (In millions, except per share data)
INCOME                                                         QUARTER ENDING
STATEMENT                                               08/31/2006  08/31/2005  %Chg
====================================================================================
Revenues                                                  $4,194.1    $3,862.0    9%
Cost of Sales                                              2,344.9     2,113.9   11%
                                                        ----------------------
Gross margin                                               1,849.2     1,748.1    6%
                                                            44.1 %      45.3 %

Selling and administrative expense                         1,289.7     1,104.4   17%
                                                            30.8 %      28.6 %

Interest (income) expense, net                               (13.1)       (6.4) 105%
Other (income) expense, net                                   (3.2)       (9.9) -68%
                                                        ----------------------

Income before income taxes                                   575.8       660.0  -13%
Income taxes                                                 198.6       227.7  -13%
                                                        ----------------------
                                                            34.5 %      34.5 %

                                                        ----------------------
Net income                                                  $377.2      $432.3  -13%
                                                        ======================

Diluted EPS                                                  $1.47       $1.61   -9%
                                                        ======================

Basic EPS                                                    $1.49       $1.66  -10%
                                                        ======================


Weighted Average Common Shares Outstanding:

Diluted                                                      256.0       268.6
Basic                                                        252.7       260.9
                                                        =======================
Dividend                                                     $0.31       $0.25
                                                        =======================




NIKE, Inc.
BALANCE SHEET*               08/31/2006   08/31/2005
====================================================
   ASSETS
Current assets:
  Cash and equivalents         $1,030.7     $1,588.9
  Short-term investments          693.9        304.2
  Accounts receivable, net      2,569.1      2,390.6
  Inventories                   2,134.3      1,850.6
  Deferred income taxes           188.8        106.3
  Prepaid expenses and other
   current assets                 382.3        425.7
                               ______________________
  Total current assets          6,999.1      6,666.3

Property, plant and equipment   3,451.1      3,186.5
  Less accumulated depreciation 1,802.4      1,605.3
                               ______________________
  Property, plant and
   equipment, net               1,648.7      1,581.2

Identifiable intangible
   Assets, net                    407.5        404.7
Goodwill                          130.8        135.4
Deferred income taxes and other
 Assets                           384.4        328.1

                            ------------------------
Total Assets                   $9,570.5     $9,115.7
                            ========================

  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of
   long-term debt               $  30.5      $ 256.0
  Notes payable                    61.3         64.3
  Accounts payable                867.7        708.1
  Accrued liabilities           1,297.7      1,057.0
  Income taxes payable            152.5        148.1

  Total current liabilities     2,409.7      2,233.5

Long-term debt                    380.4        428.4
Def Inc Taxes & Oth Liab          559.2        489.7
Redeemable preferred stock          0.3          0.3
Shareholders' equity            6,220.9      5,963.8

                            ------------------------
Total liabilities & shareholders'
  equity                       $9,570.5     $9,115.7
                            ========================

*Certain prior year amounts have been reclassified to conform to fiscal year 2007 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.



NIKE, INC                                                     QUARTER ENDING
Divisional Revenues                                    08/31/2006 08/31/2005  %Chg
===================================================================================
U.S. Region
     Footwear                                             $1,079.1   $1,021.1    6%
     Apparel                                                 431.5      395.5    9%
     Equipment                                                91.3       92.3   -1%
                                                       ----------------------
          Total                                            1,601.9    1,508.9    6%

EMEA Region
     Footwear                                                679.5      685.1   -1%
     Apparel                                                 487.0      435.2   12%
     Equipment                                               104.4       97.2    7%
                                                       ----------------------
          Total                                            1,270.9    1,217.5    4%

Asia Pacific Region
     Footwear                                                266.0      237.4   12%
     Apparel                                                 200.9      176.5   14%
     Equipment                                                51.5       45.7   13%
                                                       ----------------------
          Total                                              518.4      459.6   13%

Americas Region
     Footwear                                                172.3      156.9   10%
     Apparel                                                  51.2       40.7   26%
     Equipment                                                19.0       16.1   18%
                                                       ----------------------
          Total                                              242.5      213.7   13%

                                                           3,633.7    3,399.7    7%

Other                                                        560.4      462.3   21%

Total NIKE, Inc. Revenues                                 $4,194.1   $3,862.0    9%




NIKE, INC                                                     QUARTER ENDING
Pre-tax Income1,*                                       08/31/2006 08/31/2005  %Chg
===================================================================================
U.S. Region                                               $  338.9   $  345.2   -2%
EMEA Region                                                  302.5      330.2   -8%
Asia Pacific Region                                           98.9       91.4    8%
Americas Region                                               48.4       44.6    9%
Other                                                         87.9       40.0  120%
Corporate2                                                   (300.8)    (191.4) -57%
                                                       ----------------------
Total Pre-tax Income1                                     $  575.8   $  660.0  -13%



_____________________

1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.





NIKE, INC
NET INCOME AND DILUTED                                       QUARTER ENDING
EPS RECONCILIATION1,*                                       08/31/2006 08/31/2005  %Chg
===================================================================================
Net income, as reported                                   $  377.2    $  432.3  -13%

Exclude: Stock-based compensation expense, net of tax2        40.8         --    --
                                                          _________________________

Net income, excluding stock-based compensation2 expense   $  418.0    $  432.3   -3%
                                                          =========================

Diluted EPS, as reported                                  $   1.47    $  1.61   -9%

Diluted EPS, excluding stock-based compensation expense2  $   1.63    $   1.61    1%



_____________________

1 This schedule is intended to satisfy the quantitative reconciliation for non-GAAP financial measures in accordance with Regulation G of the Securities and Exchange Commission.

2 This charge relates to stock compensation expensed in accordance with stock options and ESPP purchase rights issued to employees and expensed in accordance with SFAS 123(R) "Share Based Payment", which was adopted by the Company during its first fiscal quarter ended August 31, 2006.

